Exhibit 99.1

DallasNews Corporation Announces Special Dividend and Voluntary Pension Contribution

DALLAS –  DallasNews Corporation (Nasdaq: DALN) announced today that its Board of Directors has approved a special dividend of $1.50 per share payable on September 30, 2022 to shareholders of record at the close of business on September 9, 2022. The Board also approved a voluntary contribution to the Company’s pension plans of $5 million, which will be made prior to September 15, 2022.

On July 29, 2022, the Company received full payment of a note related to the 2019 sale of its former headquarters campus in Downtown Dallas. The total proceeds were $22.52 million,  which includes interest on the note. The amount of the special dividend being paid on September 30, 2022 is approximately $8 million, which combined with the voluntary pension plan contribution totals approximately $13 million. The remainder of the cash received from the headquarters note, approximately $10 million, will be retained on the Company’s balance sheet as DallasNews Corporation continues to make progress toward the Company’s stated goal of becoming a sustainably profitable digital media company.

Following payment of the special dividend, cash on the balance sheet as of September 30, 2022 is projected to be approximately $33 million.

The special dividend is the fifth in the past ten years. The Company paid a special dividend of $0.96 per share in 2012, $6.00 per share in 2014, $9.00 per share in 2015 and $0.56 per share in 2017, in each case adjusted to reflect the impact of the 2021 reverse stock split. In total, $100.6 million in special dividends and $82.4 million in regular dividends have been declared since DallasNews Corporation became a separate company in 2008. The Board said it plans to continue a quarterly dividend at the current rate of $0.16 per share.

The voluntary contribution to the pension plans is the sixth since 2008. The prior voluntary contributions amounted to $84.6 million in total, and were made in 2011, 2012, 2013, 2014 and 2017. The pension plans are currently funded at approximately 88 percent based on generally accepted accounting principles.

Robert W. Decherd, DallasNews’ executive chairman, said, “From the Company’s establishment in 2008, the directors have consistently focused on returning capital to shareholders when opportunities arise. We have been equally committed to improving the funding of the Company’s pension plans, which we consider to be a fundamental obligation to the men and women who devoted a substantial part of their professional lives to DallasNews Corporation and The Dallas Morning News.

“The Board regularly reviews a full range of choices for allocating and distributing capital with the Company's investment banking advisors, and will continue to do so.”

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, cash balance and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “expect,” “may,” “project,” “plan,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.